Exhibit 99.1

Hydrofarm Holdings Group Announces Second Quarter 2026 Results

Shoemakersville, PA — August 14, 2026 — Hydrofarm Holdings Group, Inc. (“Hydrofarm” or the “Company”) (Nasdaq: HYFM), a leading independent manufacturer and distributor of branded hydroponics equipment and supplies for controlled environment agriculture, today announced financial results for its second quarter ended June 30, 2026.

Comparison of Second Quarter vs. Prior Year Period:

•	Net sales decreased to $23.2 million compared to $39.2 million.
•	Gross Profit Margin increased to 11.3% of net sales compared to 7.1%.
•	Adjusted Gross Profit Margin(1) increased to 20.0% of net sales compared to 19.2%.
•	SG&A expense and Adjusted SG&A(1) expense decreased by 37.7% and 35.7%, respectively.
•	Net loss decreased to $10.6 million compared to $16.9 million.
•	Adjusted EBITDA(1) of $(1.7) million compared to $(2.3) million.
•	Cash from operating activities and Free Cash Flow(1) were each approximately break-even, compared to $1.7 million and $1.4 million, respectively, in the prior year.

(1) Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted SG&A, Adjusted SG&A as a percent of net sales, Adjusted EBITDA, and Free Cash Flow are non-GAAP measures. For a description of our non-GAAP measures see the “Non-GAAP Measures” section accompanying this release; and for reconciliations of GAAP to non-GAAP measures see the “Reconciliation of Non-GAAP Measures” accompanying this release.

William Toler Chief Executive Officer of Hydrofarm, said, "In the second quarter, we achieved our best quarterly proprietary brand sales mix ever, consistent with our strategy of focusing sales efforts on these products.  We also significantly reduced Adjusted SG&A expense by 35.7% compared to the prior year, aided by facility cost reductions from logistics services.  This represents our 16th consecutive quarter of meaningful year-over-year expense reductions. In July, we closed on the sale of Aurora Peat Products, which was a key strategic step in optimizing our portfolio and strengthening Hydrofarm's capital structure, as the proceeds from the transaction reduced our outstanding debt. We are committed to our strategic priorities to drive high-quality revenue streams, and improve profit margins and profitability."

Second Quarter 2026 Financial Results

Net sales decreased 40.9% to $23.2 million compared to $39.2 million in the prior year period. This was due to a decline in volume/mix of products sold, primarily related to industry oversupply and the discontinuation of certain distributed brands.

Gross Profit decreased to $2.6 million, or 11.3% of net sales, compared to $2.8 million, or 7.1% of net sales, in the prior year period. Gross profit and gross profit margin were negatively impacted by $1.1 million of restructuring expenses in the second quarter, compared to $3.3 million in the prior year period. Adjusted Gross Profit (1) decreased to $4.6 million, or 20.0% of net sales, compared to $7.5 million, or 19.2% of net sales, in the prior year period. The decreases in Gross Profit and Adjusted Gross Profit (1) were primarily due to lower net sales. Gross Profit Margin and Adjusted Gross Profit Margin (1) increased primarily due to selling a higher proportion of proprietary brand products.

Selling, general and administrative ("SG&A") expense improved to $10.1 million, compared to $16.1 million in the prior year period, and Adjusted SG&A (1) expense improved to $6.3 million compared to $9.8 million in the prior year period. SG&A declined as a result of lower amortization expense, partially offset by non-cash restructuring expenses and costs associated with the Company's strategic alternatives. In addition, Adjusted SG&A (1) expenses decreased $3.5 million from the Company's cost saving initiatives, including a $1.2 million decrease in facility expenses, a $1.1 million decrease in employee compensation costs, and $1.2 million of reductions in other general and administrative costs.

Net loss was $10.6 million, or $(2.23) per diluted share, compared to net loss of $16.9 million, or $(3.63) per diluted share in the prior year period. Net loss decreased primarily due to lower SG&A expense in the current year.

Adjusted EBITDA (1) improved to $(1.7) million, compared to $(2.3) million in the prior year period. The improvement was related to Adjusted SG&A (1) expense reductions, partially offset by lower net sales and lower Adjusted Gross Profit (1).

Balance Sheet, Liquidity, and Strategic Alternatives Update

As of June 30, 2026, the Company had $6.2 million in cash and $0.5 million in restricted cash. The Company ended the second quarter with $114.4 million in principal balance on its Term Loan outstanding, $7.6 million in finance leases, and $0.1 million in other debt outstanding.

Cash from operating activities was $0.1 million and the Company invested less than $0.1 million in capital expenditures, yielding approximately break-even Free Cash Flow (1) during the three months ended June 30, 2026, compared to Free Cash Flow (1) of $1.4 million in the prior year period.

As previously disclosed, on February 4, 2026, the Company elected to defer making the interest payment of approximately $2.8 million on the Company's Term Loan, and as a result, an event of default occurred regarding the Term Loan and it has been classified as current debt. On April 8, 2026, the Company entered into a Forbearance Agreement with the Term Loan lenders requiring certain provisions and reporting obligations. The Company, Lenders, and FEAC agreed to extend the Forbearance Period under the Forbearance Agreement through and including August 31, 2026.

On July 31, 2026, the Company completed the sale of Aurora Peat Products ULC (“APP”) in Canada for total consideration of $16 million, a portion of which was represented by a promissory note in the amount of $5 million. The APP sale proceeds were applied to reduce outstanding Term Loan debt, including interest.  The sale of APP marked a key milestone in the Company's exploration of strategic alternatives to strengthen its capital structure and enhance liquidity.  The Company and its Board of Directors remain in ongoing discussions with the Term Loan lenders to continue this process.

The Company continues to offer its high-performing Roots Organics product line and other proprietary brands manufactured in Eugene, Oregon, along with several partner brands that provide a comprehensive customer solution to meet CEA needs.  Hydrofarm remains committed to drive high-quality revenue streams, improve profit margins and strengthen its financial position. While maintaining its dedication to customer service, the Company is focused on reducing costs and improving productivity within the organization. Hydrofarm's initiatives include implementing operational changes, reducing headcount, and focusing its sales efforts on its proprietary brand offerings.  Additionally, the Company is scaling its logistics services business, leveraging its distribution center footprint to drive cost savings.

(1) Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted SG&A, Adjusted SG&A as a percent of net sales, Adjusted EBITDA, and Free Cash Flow are non-GAAP measures. For a description of our non-GAAP measures see the “Non-GAAP Measures” section accompanying this release; and for reconciliations of GAAP to non-GAAP measures see the “Reconciliation of Non-GAAP Measures” accompanying this release.

About Hydrofarm Holdings Group, Inc.

Hydrofarm is a leading independent manufacturer and distributor of branded hydroponics equipment and supplies for controlled environment agriculture, including grow lights, climate control solutions, grow media and nutrients, as well as a broad portfolio of innovative proprietary branded products. For over 40 years, Hydrofarm has helped growers make growing easier and more productive. The Company’s mission is to empower growers, farmers and cultivators with products that enable greater quality, efficiency, consistency and speed in their grow projects.

Cautionary Note Regarding Forward-Looking Statements

Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:

The Company's ability to continue as a going concern; The Company's level of indebtedness; The market in which the Company operates has been substantially adversely impacted by conditions of the agricultural and cannabis industries, including oversupply and decreasing prices of the products the Company's end customers sell, which, in turn, has materially adversely impacted the Company's sales and other results of operations and which may continue to do so in the future; If industry conditions worsen or are sustained for a lengthy period, the Company could be forced to take additional impairment charges and/or inventory and accounts receivable reserves, which could be substantial, and, ultimately, the Company may face liquidity challenges; The Company’s current and future debt facilities may limit the operation of the Company’s business including restricting its ability to sell products directly to the cannabis industry; Although equity financing may be available, the Company's current stock prices are at depressed levels and any such financing would be dilutive; Interruptions in the Company's supply chain could adversely impact expected sales growth and operations; Increased prices and inflation could adversely impact the Company's performance and financial results; Global political and economic conditions including the imposition of potential tariffs could increase the costs of the Company's products and adversely impact the competitiveness of the Company's products and the Company's financial results; The Company may be unable to regain compliance and continue to meet the continued listing standards of Nasdaq; The Company's restructuring activities may increase our expenses and cash expenditures, and may not have the intended cost saving effects; The highly competitive nature of the Company’s markets could adversely affect its ability to maintain or grow revenues; Certain of the Company’s products may be purchased for use in new or emerging industries or segments, including the cannabis industry, and/or be subject to varying, inconsistent, and rapidly changing laws, regulations, administrative and enforcement approaches, and consumer perceptions which may adversely impact the market for the Company’s products; The market for the Company’s products has been impacted by conditions impacting its customers, including related crop prices, climate change, and other factors impacting growers; Compliance with government laws and regulations including environmental and other public health regulations or changes in such regulations or regulatory enforcement priorities could increase the Company’s costs of doing business or limit the Company’s ability to market all of its products; Damage to the Company’s reputation or the reputation of its products or products it markets on behalf of third parties could have an adverse effect on its business; If the Company is unable to effectively execute its e-commerce business, its reputation and operating results may be harmed; The Company’s operations may be impaired if its information technology systems fail to perform adequately or if it is the subject of a data breach or cyber-attack; The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company’s business; Acquisitions, other strategic alliances and investments could result in operating and integration difficulties, dilution and other harmful consequences that may adversely impact the Company’s business and results of operations. Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s annual, quarterly and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments except as otherwise required by law.

Contacts:

Investor Contact

ir@hydrofarm.com

Hydrofarm Holdings Group, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except share and per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
Net sales	$23,211	$39,245	$51,735	$79,779
Cost of goods sold	20,577	36,451	47,264	70,108
Gross profit	2,634	2,794	4,471	9,671
Operating expenses:
Selling, general and administrative	10,062	16,140	20,630	34,003
Loss from operations	(7,428)	(13,346)	(16,159)	(24,332)
Interest expense	(3,453)	(3,391)	(9,319)	(6,768)
Other income (expense), net	25	(222)	(97)	(162)
Loss before tax	(10,856)	(16,959)	(25,575)	(31,262)
Income tax benefit	225	98	333	16
Net loss	$(10,631)	$(16,861)	$(25,242)	$(31,246)

Net loss per share:
Basic	$(2.23)	$(3.63)	$(5.29)	$(6.75)
Diluted	$(2.23)	$(3.63)	$(5.29)	$(6.75)
Weighted-average shares of common stock outstanding:
Basic	4,776,834	4,646,096	4,770,252	4,630,390
Diluted	4,776,834	4,646,096	4,770,252	4,630,390

Hydrofarm Holdings Group, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except share and per share amounts)

	June 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$6,154	$6,309
Restricted cash	459	—
Accounts receivable, net	7,948	8,186
Inventories	22,769	33,324
Prepaid expenses and other current assets	2,550	3,622
Total current assets	39,880	51,441
Property, plant and equipment, net	26,387	30,334
Operating lease right-of-use assets	31,419	37,765
Intangible assets, net	2,801	2,801
Other assets	1,091	1,463
Total assets	$101,578	$123,804
Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$10,655	$9,752
Accrued expenses and other current liabilities	13,914	7,688
Deferred revenue	888	2,742
Current portion of operating lease liabilities	7,666	7,543
Current portion of finance lease liabilities	460	455
Current portion of long-term debt	114,420	111,853
Total current liabilities	148,003	140,033
Long-term operating lease liabilities	28,425	32,800
Long-term finance lease liabilities	7,143	7,381
Long-term debt	39	50
Deferred tax liabilities	2,131	2,130
Other long-term liabilities	4,858	4,706
Total liabilities	190,599	187,100
Commitments and contingencies
Stockholders’ deficit
Common stock ($0.0001 par value; 300,000,000 shares authorized; 4,814,612 and 4,667,004 shares issued and outstanding at June 30, 2026, and December 31, 2025, respectively)	—	—
Additional paid-in capital	791,525	791,227
Accumulated other comprehensive loss	(8,053)	(7,272)
Accumulated deficit	(872,493)	(847,251)
Total stockholders’ deficit	(89,021)	(63,296)
Total liabilities and stockholders’ deficit	$101,578	$123,804

Hydrofarm Holdings Group, Inc.

RECONCILIATION OF NON-GAAP MEASURES

(In thousands, except share and per share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
Reconciliation of Adjusted Gross Profit:
Gross Profit (GAAP)	$2,634	$2,794	$4,471	$9,671
Depreciation, depletion and amortization	946	1,416	1,937	2,729
Restructuring expenses[1]	1,068	3,321	2,757	3,663
Adjusted Gross Profit (Non-GAAP)	$4,648	$7,531	$9,165	$16,063

As a percent of net sales:
Gross Profit Margin (GAAP)	11.3%	7.1%	8.6%	12.1%
Adjusted Gross Profit Margin (Non-GAAP)	20.0%	19.2%	17.7%	20.1%

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
Reconciliation of Adjusted SG&A:
Selling, general and administrative (GAAP)	$10,062	$16,140	$20,630	$34,003
Depreciation, depletion and amortization	42	5,996	82	11,992
Restructuring expenses[1]	2,297	—	3,105	20
Other[2]	41	45	82	229
Stock-based compensation[3]	146	289	316	764
Debt transactions and strategic alternatives[4]	1,234	7	2,294	215
Adjusted SG&A (Non-GAAP)	$6,302	$9,803	$14,751	$20,783

As a percent of net sales:
SG&A (GAAP)	43.4%	41.1%	39.9%	42.6%
Adjusted SG&A (Non-GAAP)	27.2%	25.0%	28.5%	26.1%

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
Reconciliation of Adjusted EBITDA:
Net loss (GAAP)	$(10,631)	$(16,861)	$(25,242)	$(31,246)
Interest expense	3,453	3,391	9,319	6,768
Income tax benefit	(225)	(98)	(333)	(16)
Depreciation, depletion and amortization	988	7,412	2,019	14,721
Restructuring expenses[1]	3,365	3,321	5,862	3,683
Other[2]	41	45	82	229
Stock-based compensation[3]	146	289	316	764
Debt transactions and strategic alternatives[4]	1,234	7	2,294	215
Other (income) expense, net[5]	(25)	222	97	162
Adjusted EBITDA (Non-GAAP)	$(1,654)	$(2,272)	$(5,586)	$(4,720)

As a percent of net sales:
Net loss (GAAP)	(45.8)%	(43.0)%	(48.8)%	(39.2)%
Adjusted EBITDA (Non-GAAP)	(7.1)%	(5.8)%	(10.8)%	(5.9)%

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
Reconciliation of Free Cash Flow:
Net cash from (used in) operating activities (GAAP):	$52	$1,716	$(707)	$(10,047)
Capital expenditures of Property, plant and equipment (GAAP)	(61)	(281)	(80)	(525)
Free Cash Flow (Non-GAAP):	$(9)	$1,435	$(787)	$(10,572)

Notes to GAAP to Non-GAAP reconciliations presented above (Adjusted Gross Profit, Adjusted SG&A, Adjusted EBITDA, and Free Cash Flow):

1.

For the three and six months ended June 30, 2026, non-cash restructuring expenses were primarily associated with the write-down of certain ROU assets which were recorded in SG&A and inventory write-downs which were recorded in cost of goods sold. Cash charges were primarily comprised of costs incurred to relocate and terminate certain facilities. For the three and six months ended June 30, 2025, Restructuring expenses primarily related to non-cash inventory markdowns.

2.

For the six months ended June 30, 2026, other charges was primarily comprised of certain legal charges. For the six months ended June 30, 2025, other charges primarily related to legal costs related to the 1-for-10 reverse stock split effected on February 12, 2025, as well as severance charges.

3.	Includes stock-based compensation and related employer payroll taxes on stock-based compensation for the periods presented.

4.

For the three and six months ended June 30, 2026, debt transactions and strategic alternatives charges include legal and advisory services associated with debt transactions, including the forbearance agreement. For the three and six months ended June 30, 2025, debt transactions and strategic alternatives charges include consulting, transaction services and legal fees for potential acquisitions, divestitures, or strategic combinations. Such amounts were previously presented in the line item titled “Acquisition and integration expenses.”

5.	For the three and six months ended June 30, 2026 and 2025, other expense (income), net related primarily to foreign currency exchange rate gains and losses and other non-operating income and expenses.

Non-GAAP Financial Measures

We report our financial results in accordance with generally accepted accounting principles in the U.S. (“GAAP”). Management believes that certain non-GAAP financial measures provide investors with additional useful information in evaluating our performance and that excluding certain items that may vary substantially in frequency and magnitude period-to-period from net loss provides useful supplemental measures that assist in evaluating our ability to generate earnings and to more readily compare these metrics between past and future periods. These non-GAAP financial measures may be different than similarly titled measures used by other companies.

To supplement our condensed consolidated financial statements which are prepared in accordance with GAAP, we use "Adjusted EBITDA", "Adjusted Gross Profit", "Adjusted SG&A", "Free Cash Flow", "Net Debt", and "Liquidity" which are non-GAAP financial measures. We also present certain of these non-GAAP metrics as a percentage of net sales. Our non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP. There are several limitations related to the use of our non-GAAP financial measures as compared to the closest comparable GAAP measures.

We define Adjusted EBITDA (non-GAAP) as net loss (GAAP) excluding interest expense, income taxes, depreciation, depletion and amortization, stock-based compensation including employer payroll taxes on stock-based compensation, restructuring expenses, impairments, severance, loss on asset disposition, other income/expense, net, and other non-cash, unusual and/or infrequent costs (i.e., acquisition and integration expenses), which we do not consider in our evaluation of ongoing operating performance.

We define Adjusted EBITDA (non-GAAP) as a percent of net sales as Adjusted EBITDA (as defined above) divided by net sales in the respective period.

We define Adjusted Gross Profit (non-GAAP) as Gross Profit (GAAP) excluding depreciation, depletion, and amortization, restructuring expenses, severance and other expenses, and other non-cash, unusual and/or infrequent costs, which we do not consider in our evaluation of ongoing operating performance.

We define Adjusted Gross Profit Margin (non-GAAP) as a percent of net sales as Adjusted Gross Profit (as defined above) divided by net sales in the respective period.

We define Adjusted SG&A (non-GAAP) as SG&A (GAAP) excluding depreciation, depletion, and amortization, stock-based compensation including employer payroll taxes on stock-based compensation, restructuring expenses, severance and other expenses, and other non-cash, unusual and/or infrequent costs (i.e., acquisition and integration expenses), which we do not consider in our evaluation of ongoing operating performance.

We define Adjusted SG&A (non-GAAP) as a percent of net sales as Adjusted SG&A (as defined above) divided by net sales in the respective period.

We define Free Cash Flow (non-GAAP) as Net cash from (used in) operating activities less capital expenditures for property, plant and equipment. We believe this provides additional insight into the Company's ability to generate cash and maintain liquidity. However, Free Cash Flow does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service our debt or other cash flows from financing activities or investing activities.

We define Liquidity as total cash, cash equivalents and restricted cash, if applicable.

We define Net Debt as total debt principal outstanding plus finance lease liabilities and other debt, less cash, cash equivalents and restricted cash, if applicable.